7 November 2011

Carphone Warehouse Group plc

Interim results for the 6 months ended 30 September 2011

Reaffirming full year guidance for continuing businesses

Headlines

Transactions announced today

•	Carphone Warehouse Group plc enters into a series of transactions with Best Buy Co., Inc.

•	See separate announcement for details

Continuing businesses

•	CPW Europe - solid performance in line with expectations

•	Virgin Mobile France - continued strong revenue and customer growth

Other

•	Best Buy Mobile US - robust performance in absence of significant product launches

•	Best Buy UK - continued losses, with intended closure announced today

Financials

Continuing businesses

CPW Europe (50% joint venture)

•
Headline EBIT of £20.0m (2010: £44.2m) and LFL sales down by 3.9%, both in line with expectations, affected by the shift to 24 month contracts in the UK, and after a £4.4m reorganisation charge in Germany

•	Full year expectations in line with previous guidance (Headline EBIT flat to 10% growth)

Virgin Mobile France (47% joint venture)

•	Revenue growth of 22% from £158.1m to £193.0m

•	Continued strong customer acquisition, with net adds of 88,000 (2010: reduction of 33,000) resulting in Headline EBIT of £8.0m (2010: £19.9m)

•	Full year guidance remains unchanged (Headline EBIT up 20-25%)

Other (both 50% joint ventures)

•	Best Buy Mobile US profit share of £45.0m (2010: £42.7m) on the back of connections growth of 7.6%

•	Best Buy UK EBIT loss of £46.7m (2010: loss of £28.8m) with intended closure announced today

Overall

•	Group Headline EPS of 1.2p (2010: 5.5p) reflecting incremental Best Buy UK losses and expected seasonality in CPW Europe

•	Group statutory EPS of 1.0p (2010: 5.2p)

•	Interim dividend of 1.75p payable in December 2011

A reconciliation of Headline results to statutory results is provided in note 4 to the financial review.

Commenting, Roger Taylor, CEO said: “While the announcements we are making today substantially alter the future profile of Carphone Warehouse, our first half performance in our continuing businesses is firmly in line with our expectations and means we can reaffirm the guidance we have already given for the full year to March 2012.

“The predicted impact of the shift in the UK to 24 month contracts, and a continuing relatively weak prepay market accounts for CPW Europe's like-for-like numbers, but we expect the effect of 24 month contracts to be less significant in the second half of the year and we also anticipate the first material impact of renegotiated network commercials, which provide the business with a greater share of revenues beyond the customer contract term. In parallel, we continue to enjoy an exciting product pipeline across smartphones and tablets and we are accelerating our development of Wireless World stores.

“Virgin Mobile maintains its customer growth momentum and has moved through our long-standing 2 million customer target. The additional acquisition costs dampened first half earnings, but the investment will help to drive both earnings and value over time. In addition, the programme to develop a full MVNO infrastructure is progressing well, with all major service contracts now in place. Initial testing is already underway, ready for the new platform to be operational next year, when it will provide increased flexibility and reduced costs, as well as enabling us to enhance our consumer proposition.

“Overall, another solid performance despite the macroeconomic concerns and low consumer confidence in the marketplace.”

Outlook

Continuing businesses

As expected, our H1 earnings in CPW Europe were affected by 24 month contracts in the UK and a year of transition for our business in Germany. Looking forward to the rest of this year and beyond, we are confident in the performance of our Wireless World format, the opportunity on tablets and improved commercial terms. The consumer environment in Europe is clearly challenging, particularly for the prepay segment, but we continue to enjoy a rapid product development cycle in smartphones and tablets and continued customer enthusiasm for connected technology; and the business remains well-placed strategically and operationally to capitalise on this.

Virgin Mobile France maintains its growth momentum, and continues to develop its full MVNO infrastructure, which will enable the business to enhance its customer proposition and its strategic positioning in the future.

We remain confident in meeting previous full-year earnings guidance for CPW Europe and Virgin Mobile France.

Other

Subject to shareholder approval and the consent of the bank group that provides Best Buy Europe's revolving credit facility, the transactions announced today will result in the disposal of Best Buy Europe's interests in Best Buy Mobile in the US and Canada. Consequently, Best Buy Europe will receive no further profit share from Best Buy Mobile US and Canada beyond September 2011.

Additionally, subject to employee consultation, Best Buy Europe intends to close the Best Buy UK business and instead to focus further on the development of the CPW Europe Connected World multi-channel strategy. It is anticipated that Best Buy UK will incur further operating losses of approximately £25m-£30m in the period up to closure and that cash costs of closure will be in the range of £65m-£75m post-tax. These costs comprise lease exit costs, employee redeployment or redundancy, stock disposal and contract termination costs. We also expect non-cash asset write-downs of approximately £40m-£45m as a result of closure.

Performance review

Best Buy Europe

During the period, Best Buy Europe, our 50:50 joint venture with Best Buy Co., Inc., had three main operations: CPW Europe, Europe's largest independent retailer of mobile phones; a profit share in Best Buy's mobile retailing operations in the US; and Best Buy UK, a consumer electronics retailer comprising 'Big Box' stores and an online platform.

As a result of the proposed transactions announced today and the intended closure of Best Buy UK, CPW Europe will be the only continuing operation within Best Buy Europe.

Headline EBIT by division (100% basis) *

	6 months ended 30 September 2011	6 months ended 30 September 2010
	£m	£m
CPW Europe	20.0	44.2
Best Buy Mobile US	45.0	42.7
EBIT pre-Best Buy UK	65.0	86.9
Best Buy UK	(46.7)	(28.8)
Best Buy Europe EBIT	18.3	58.1

* See note 6 to the financial review

As anticipated, CPW Europe's profits were affected by the shift from 18 month to 24 month contracts in the UK from mid-2009 onwards, which reduced market volumes in H1, and from a reduction in profits from our German service provider business, as it migrates to a more typical retail model. EBIT fell by £24.2m to £20.0m, in line with the guidance provided in June.

Best Buy Mobile EBIT grew by 5.4% year-on-year, despite a tough comparative period with significant product launches.

Best Buy UK recorded EBIT losses of £46.7m, up from £28.8m in 2010.

Headline income statement (100% basis) *

	6 months ended 30 September 2011	6 months ended 30 September 2010
	£m	£m
Revenue	1,586.5	1,668.2
Gross margin	441.8	484.4
GM %	27.8%	29.0%
Operating expenses	(422.9)	(425.5)
Best Buy Mobile US	45.0	42.7
EBITDA	63.9	101.6
Depreciation and amortisation	(45.6)	(43.5)
EBIT	18.3	58.1
EBIT %	1.2%	3.5%
Interest	(10.0)	(6.9)
Tax	(2.1)	(13.5)
PAT	6.2	37.7

Group share	3.1	18.8

* See note 6 to the financial review

Best Buy Europe generated revenues of £1,586.5m, a decrease of 4.9% on last year (2010: £1,668.2m). As anticipated, revenues associated with our German service provider business fell year-on-year, by around £60m, as we continued to move to a more typical retail model, and we also saw a reduction in low margin dealer revenues. These items were partly offset by higher revenues from Best Buy UK, which had fewer stores last year and no online platform, and a strengthening of the Euro year-on-year.

CPW Europe saw a like-for-like revenue decline of 3.9%, reflecting the impact of 24 month contracts in the UK and a relatively weak prepay market. We expect the effect of 24 month contracts to be less significant in the second half of the year, and also anticipate the first material impact of renegotiated network commercials, which provide the business with a greater share of revenues beyond the customer contract term.

Outside the UK, we have seen encouraging performance, despite the difficult consumer environment, with Spain in particular showing good year-on-year growth, driven by successful smartphone and tablet promotions.

Connections volumes dropped year-on-year, again as anticipated, falling by 8.8% from 5.7m to 5.2m. This decrease reflects the shift to 24 month contracts in the UK noted above, together with a subdued prepay market. Alongside the ongoing effects of fragile consumer confidence, prepay volumes were also affected by regulated cuts in mobile termination rates, which make prepay customers less valuable for the network operators. This has had the effect of reducing volumes at the low-end, but has had limited impact on value.

CPW Europe continues its investment in Wireless World format stores, of which there were 197 at the end of September. These stores continue to produce excellent customer feedback and strong financial returns. The format enables a broader range of phones, tablets and associated accessories and services, and provides a platform for further developing the proposition over time.

CPW Europe opened or re-sited 104 stores during the period and closed 80, ending the period at 2,453 stores, 1.0% higher than the 2,429 at the start of the year. Within this portfolio, the number of franchise stores increased from 243 at March 2011 to 295 at the end of the period, reflecting continued growth in France and Spain. The decrease in own stores predominantly reflects the closure of further stores in Germany.

Gross margins in CPW Europe's core business weakened slightly year-on-year, in line with expectations, principally reflecting the reduction in high margin UK postpay revenues in H1 as a result of 24 month contracts. In addition, gross margins reflect lower sales margins and a substantial investment in marketing in Best Buy UK. Overall Best Buy Europe's gross margin percentage decreased by 120 basis points year-on-year to 27.8% (2010: 29.0%).

Operating expenses decreased by 0.6% year-on-year from £425.5m to £422.9m, despite significant additional expenditure in Best Buy UK. CPW Europe benefitted from reduced operating costs in its German service provider business, partially offset by reorganisation costs of £4.4m, and from ongoing cost reduction initiatives.

Best Buy Europe's share of profits in Best Buy Mobile US increased from £42.7m to £45.0m. Best Buy Mobile traded from all of Best Buy's 1,106 (2010: 1,093) 'Big Box' stores in the US at September 2011 and from 247 stand-alone stores, up from 190 at the start of the year.

Best Buy Mobile US increased connections by 7.6% to 3.2m in the first half, compared to 3.0m in the same period last year. The comparative period benefitted from some particularly successful product launches, which were not replicated in the current year.

Best Buy UK recorded losses of £46.7m, up from £28.8m in the same period last year. The business continued to invest heavily to attract footfall and brand awareness, resulting in significant losses. The growth in the store portfolio year-on-year therefore had a negative effect on earnings. As announced today, subject to employee consultation, Best Buy Europe intends to close the Best Buy UK business, with future investment being focused on accelerating the development of the CPW Europe Connected World multi-channel strategy.

Best Buy Europe's Headline EBIT margin decreased from 3.5% to 1.2%, reflecting the anticipated reduction in CPW Europe EBIT and increased losses from Best Buy UK.

During the period Best Buy Europe refinanced its debt facilities, which were due to expire in 2012. The new revolving credit facility of £400m matures in July 2015 and has a significantly lower margin than the facilities that had previously been in place. The interest charge in the current period was £10.0m (2010: £6.9m), reflecting the write-off of fees from the previous facility.

Best Buy Europe had an effective tax rate of approximately 25% (2010: 26%). We expect the effective rate for the full year to be somewhat lower than the half year rate, in line with previous guidance.

Cash flow (100% basis)

	6 months ended 30 September 2011 £m	6 months ended 30 September 2010 £m
Headline EBITDA pre-Best Buy UK	108.2	129.2
Working capital	(134.7)	(78.0)
Capex	(44.2)	(26.4)
Operating free cash flow pre-Best Buy UK	(70.7)	24.8
Best Buy UK	(45.4)	(42.8)
Other	(15.6)	(18.2)
Movement in net funds	(131.7)	(36.2)
Opening net funds	131.7	57.4
Closing net funds	0.0	21.2

Headline EBITDA within CPW Europe and Best Buy Mobile US reduced by 16.3% year-on-year from £129.2m to £108.2m, for the reasons described above.

As in previous years, Best Buy Europe saw an outflow on working capital in the first half, principally reflecting the seasonal increase in stock levels as the business gears up for its peak trading quarter. Working capital absorption was higher than in the prior year, at £134.7m (2010: £78.0m), with an increase in stock levels year-on-year and timing differences around the retail calendar period end.

Our expectations for the full year remain in line with previous guidance, with increased capex investment in relation to the Wireless World store format, and a similar level of working capital absorption as in the prior year.

The focus of capex in CPW Europe continued to be its store portfolio and IT platforms. Capex increased from £26.4m last year to £44.2m, principally reflecting incremental investment in Wireless World stores.

Total cash investment in Best Buy UK was up from £42.8m in 2010-11 to £45.4m, with higher EBITDA losses of £44.3m (2010: £27.6m) largely offset by lower capex of £1.1m (2010: £15.2m). Capex relates principally to new store openings, net of landlord contributions.

At the end of the period, Best Buy Europe had zero net funds, down from £131.7m of net funds at the start of the year, reflecting the cash absorption described above.

Virgin Mobile France

Headline income statement (100% basis) *

	6 months ended 30 September 2011 £m	6 months ended 30 September 2010 £m
Revenue	193.0	158.1
EBITDA	9.8	21.7
Depreciation and amortisation	(1.8)	(1.8)
EBIT	8.0	19.9
EBIT %	4.1%	12.6%
Interest	(1.5)	(1.4)
Tax	(2.2)	(5.2)
PAT	4.3	13.3

Group share	2.0	6.5

* See note 6 to the financial review

Virgin Mobile France continued the sales momentum from the end of last year and added an additional 88,000 customers to the base in the first half, taking the total base to 2.01m, compared to a net reduction of 33,000 in the same period last year. The additional acquisition costs dampened H1 earnings, with Headline EBIT falling from £19.9m last year to £8.0m, but the investment will help to drive both earnings and value over time.

The programme to develop a full MVNO infrastructure is progressing well, with all major service contracts now in place, and initial testing already underway. The new platform is expected to be operational next year, and will provide increased flexibility and reduced costs, thus enabling the business to enhance its consumer proposition.

Revenue increased by 22.1% year-on-year from £158.1m to £193.0m, reflecting the increase in the customer base in the past calendar year and a positive foreign exchange impact. Revenue growth at a constant currency was 16.8%.

The business produced a Headline EBIT margin in the first half of 4.1% (2010: 12.6%) reflecting the high level of customer acquisition noted above.

Interest increased year-on-year from £1.4m to £1.5m, with reduced levels of debt year-on-year being offset by an increase in interest rates.

A tax rate of 34% has been assumed, in line with the rate applicable in France, where the business is now expected to be taxed, resulting in a tax charge of £2.2m (2010: £5.2m). The prior year charge assumed a rate of 28%, being the rate applicable in the UK at that time.

Virgin Mobile France recorded amortisation on acquisition intangibles arising on the Tele2 acquisition, of which the Group's post tax share is £0.9m (2010: £1.5m). This charge is excluded from Headline results to avoid distortion of underlying performance.

Cash flow (100% basis)

	6 months ended 30 September 2011 £m	6 months ended 30 September 2010 £m
EBITDA	9.8	21.7
Working capital	7.2	11.0
Capex	(5.9)	(4.0)
Operating free cash flow	11.1	28.7
Other	0.2	8.0
Movement in net debt	11.3	36.7
Opening net debt	(63.6)	(88.2)
Closing net debt *	(52.3)	(51.5)

* Comprises shareholder loans of £57.2m (2010: £80.1m) and net cash of £4.9m (2010: £28.6m).

Despite the reduction in EBITDA described above, Virgin Mobile France generated strong operating free cash flow. As anticipated, the business has seen an increase in capex year-on-year, with spend of £5.9m against £4.0m in the prior year, principally relating to the full MVNO programme described above.

Other cash inflows in the prior year include £6.7m in relation to the finalisation of the Tele2 purchase price.

Other Group financials

Headline income statement

	6 months ended 30 September 2011 £m	6 months ended 30 September 2010 £m
Revenue	2.8	2.8
Operating expenses	(3.0)	(4.1)
Joint ventures
- Best Buy Europe	3.1	18.8
- Virgin Mobile France	2.0	6.5
Interest	1.3	1.2
Tax	(0.7)	(0.3)
Profit after tax	5.5	24.9

Revenue represents rental income from the Group's freehold properties, and was flat year-on-year at £2.8m.

Operating costs decreased year-on-year, from £4.1m to £3.0m, in part reflecting a reduction in balance sheet provisions.

Net interest and investment income for the period was £1.3m (2010: £1.2m) representing interest on cash and on loans to Virgin Mobile France, facility fees from Best Buy Europe and income from minority investments.

A tax charge of £0.7m arose in the period, compared to £0.3m in the prior year, reflecting the increase in pre-tax profitability from wholly-owned operations.

As a result of the factors explained above, Headline profit after tax decreased to £5.5m (2010: £24.9m).

Statutory profit after tax decreased from £23.4m in 2010-11 to £4.6m. Statutory profits include the Group's share of amortisation of acquisition intangibles in Virgin Mobile France, which had a post-tax effect of £0.9m (2010: £1.5m). This charge is excluded from Headline results to avoid distortion of underlying performance. A reconciliation between Headline results and statutory results is provided in note 4 to the financial review.

Net funds and dividends

The Group had net funds of £97.1m at September 2011 (2010: £114.3m) and loans receivable from Virgin Mobile France of £27.5m (2010: £38.5m). Cash outflows during the period include the final dividend for the year to 31 March 2011 of £22.7m and the purchase of own shares at a cost of £7.0m, offset by loan repayments from Virgin Mobile France.

In line with the dividend policy announced last year we will pay an interim dividend of 1.75p per share. The ex-dividend date is Wednesday 16 November 2011, with a record date of Friday 18 November 2011 and an intended payment date of Friday 16 December 2011.

Analysts' presentation and webcast

Strategic highlights and the interim results will be presented to investors and analysts at 3pm GMT and 10am EST today Monday 7 November 2011 at the offices of UBS Investment Bank, 1 Finsbury Avenue, London EC2M 2PP. The event will be audio webcast and the presentation slides will be available on our website, www.cpwplc.com.

Dial-in details - UK / International: +44 (0)20 3450 9987, USA: +1 877 249 9037, passcode 6551445.

Replay dial-in details - UK / International: +44 (0)20 7111 1244, USA: +1 347 366 9565, passcode 6551445#. (Available until midnight 16 November 2011)

Please note that due to this afternoon's presentation, Carphone Warehouse Group plc will no longer be hosting a presentation tomorrow, 8 November 2011.

Next announcement
The Group will provide an interim management statement for the third quarter of the current financial year on Tuesday 24 January 2012.

For analyst and institutional enquiries

Roger Taylor, CEO	07715 170 090

Nigel Langstaff, CFO	07802 210 248

Kate Ferry, IR Director	07748 933 206

For media enquiries

Shane Conway, Head of PR, Best Buy Europe	07932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)	07973 611 888
020 7638 9571

FINANCIAL REVIEW

Condensed consolidated income statement for the 6 months ended 30 September 2011 and 30 September 2010

		Before amortisation of acquisition intangibles	Amortisation of acquisition intangibles *	After amortisation of acquisition intangibles	Before amortisation of acquisition intangibles	Amortisation of acquisition intangibles *	After amortisation of acquisition intangibles

		6 months ended 30 September 2011			6 months ended 30 September 2010
		(Unaudited)			(Unaudited)
	Notes	£m	£m	£m	£m	£m	£m
Revenue	2	2.8	—	2.8	2.8	—	2.8
Cost of sales		—	—	—	—	—	—
Gross profit		2.8	—	2.8	2.8	—	2.8
Operating expenses		(3.0)	—	(3.0)	(4.1)	—	(4.1)
Share of results of joint ventures	2,6	5.1	(0.9)	4.2	25.3	(1.5)	23.8
Profit before interest, investment income and taxation		4.9	(0.9)	4.0	24.0	(1.5)	22.5
Interest income		1.4	—	1.4	1.5	—	1.5
Interest expense		(0.2)	—	(0.2)	(0.3)	—	(0.3)
Investment income		0.1	—	0.1	—	—	—
Profit before taxation		6.2	(0.9)	5.3	25.2	(1.5)	23.7
Taxation		(0.7)	—	(0.7)	(0.3)	—	(0.3)
Net profit for the period		5.5	(0.9)	4.6	24.9	(1.5)	23.4

Earnings per share
Basic	5	1.2p		1.0p	5.5p		5.2p
Diluted	5	1.1p		1.0p	5.4p		5.0p
* A reconciliation of Headline results to statutory results is provided in note 4.

Condensed consolidated income statement for the 6 months ended 30 September 2011 and the year ended 31 March 2011

		Before amortisation of acquisition intangibles	Amortisation of acquisition intangibles *	After amortisation of acquisition intangibles	Before amortisation of acquisition intangibles	Amortisation of acquisition intangibles *	After amortisation of acquisition intangibles

		6 months ended 30 September 2011			Year ended 31 March 2011
		(Unaudited)			(Audited)
	Notes	£m	£m	£m	£m	£m	£m
Revenue	2	2.8	—	2.8	5.6	—	5.6
Cost of sales		—	—	—	—	—	—
Gross profit		2.8	—	2.8	5.6	—	5.6
Operating expenses		(3.0)	—	(3.0)	(8.7)	—	(8.7)
Share of results of joint ventures	2,6	5.1	(0.9)	4.2	68.6	(2.2)	66.4
Profit before interest, investment income and taxation		4.9	(0.9)	4.0	65.5	(2.2)	63.3
Interest income		1.4	—	1.4	3.9	—	3.9
Interest expense		(0.2)	—	(0.2)	(0.6)	—	(0.6)
Investment income		0.1	—	0.1	0.6	—	0.6
Profit before taxation		6.2	(0.9)	5.3	69.4	(2.2)	67.2
Taxation		(0.7)	—	(0.7)	(1.6)	—	(1.6)
Net profit for the period		5.5	(0.9)	4.6	67.8	(2.2)	65.6

Earnings per share
Basic	5	1.2p		1.0p	15.0p		14.5p
Diluted	5	1.1p		1.0p	14.4p		13.9p
* A reconciliation of Headline results to statutory results is provided in note 4.

Condensed consolidated statement of comprehensive income for the 6 months ended 30 September 2011

	6 months ended 30 September 2011 (Unaudited)	6 months ended 30 September 2010 (Unaudited)	Year ended 31 March 2011 (Audited)
	£m	£m	£m
Net profit for the period	4.6	23.4	65.6
Currency translation	(6.6)	(1.6)	(0.1)
Total recognised income and expenses for the period	(2.0)	21.8	65.5

Condensed consolidated statement of changes in equity
6 months ended 30 September 2011

	Share capital	Share premium reserve	Accumulated profits	Translation reserve	Demerger reserve	Total
	£m	£m	£m	£m	£m	£m
At the beginning of the period	0.5	754.0	741.7	12.0	(750.2)	758.0
Total recognised income and expenses for the period	—	—	4.6	(6.6)	—	(2.0)
Net purchase of own shares	—	—	(7.0)	—	—	(7.0)
Dividends paid	—	—	(22.7)	—	—	(22.7)
Tax on items recognised directly in reserves	—	—	(0.2)	—	—	(0.2)
Share of other reserve movements of joint ventures	—	—	0.5	—	—	0.5
Net movement in relation to share schemes	—	—	0.7	—	—	0.7
At the end of the period	0.5	754.0	717.6	5.4	(750.2)	727.3

6 months ended 30 September 2010

	Share capital	Share premium reserve	Accumulated profits	Translation reserve	Demerger reserve	Total
	£m	£m	£m	£m	£m	£m
At the beginning of the period	0.5	754.0	675.1	12.1	(751.2)	690.5
Total recognised income and expenses for the period	—	—	23.4	(1.6)	—	21.8
Net purchase of own shares	—	—	(2.7)	—	—	(2.7)
Tax on items recognised directly in reserves	—	—	0.7	—	—	0.7
Net movement in relation to share schemes	—	—	0.6	—	—	0.6
At the end of the period	0.5	754.0	697.1	10.5	(751.2)	710.9

Year ended 31 March 2011

	Share capital	Share premium reserve	Accumulated profits	Translation reserve	Demerger reserve	Total
	£m	£m	£m	£m	£m	£m
At the beginning of the year	0.5	754.0	675.1	12.1	(751.2)	690.5
Total recognised income and expenses for the year	—	—	65.6	(0.1)	—	65.5
Net purchase of own shares	—	—	(2.7)	—	—	(2.7)
Tax on items recognised directly in reserves	—	—	1.0	—	—	1.0
Share of other reserve movements of joint ventures	—	—	1.5	—	—	1.5
Net movement in relation to share schemes	—	—	1.2	—	—	1.2
Movements in demerger reserve	—	—	—	—	1.0	1.0
At the end of the year	0.5	754.0	741.7	12.0	(750.2)	758.0

Condensed consolidated balance sheet as at 30 September 2011

		30 September 2011 (Unaudited)	30 September 2010 (Unaudited)	31 March 2011 (Audited)
	Notes	£m	£m	£m
Non-current assets
Property, plant and equipment		67.4	65.7	67.8
Non-current investments		0.1	0.1	0.1
Interests in joint ventures	6	582.1	549.5	592.2
Deferred tax assets		1.1	1.2	1.4
		650.7	616.5	661.5
Current assets
Trade and other receivables		6.3	7.3	6.5
Cash and cash equivalents		97.1	114.3	120.6
		103.4	121.6	127.1
Total assets		754.1	738.1	788.6
Current liabilities
Trade and other payables		(13.5)	(13.7)	(16.2)
Corporation tax liabilities		(1.8)	(0.1)	(1.2)
Provisions		(11.5)	(13.4)	(13.2)
Total liabilities		(26.8)	(27.2)	(30.6)
Net assets		727.3	710.9	758.0

Equity
Share capital		0.5	0.5	0.5
Share premium reserve		754.0	754.0	754.0
Accumulated profits		717.6	697.1	741.7
Translation reserve		5.4	10.5	12.0
Demerger reserve		(750.2)	(751.2)	(750.2)
Funds attributable to equity shareholders		727.3	710.9	758.0

Approved by the Board of Carphone Warehouse Group plc
6 November 2011

Condensed consolidated cash flow statement for the 6 months ended 30 September 2011

	6 months ended 30 September 2011 (Unaudited)	6 months ended 30 September 2010 (Unaudited)	Year ended 31 March 2011 (Audited)
	£m	£m	£m
Operating activities
Profit before interest, investment income and taxation	4.0	22.5	63.3
Adjustments for non-cash items:
Share-based payments	0.7	0.6	1.9
Non-cash movements on joint ventures	(4.2)	(23.8)	(66.4)
Depreciation	0.5	0.4	0.8
Operating cash flows before movements in working capital	1.0	(0.3)	(0.4)
Decrease (increase) in trade and other receivables	0.2	(1.7)	0.2
(Decrease) increase in trade and other payables	(2.3)	2.9	5.0
Decrease in provisions	(1.7)	(0.2)	(0.4)
Cash flows from operating activities	(2.8)	0.7	4.4

Investing activities
Investment income received	0.1	—	0.6
Interest received	1.4	1.5	3.9
Acquisition of property, plant and equipment	(0.5)	(0.2)	(2.3)
Net receipts from joint ventures	7.4	11.0	14.6
Cash flows from investing activities	8.4	12.3	16.8

Financing activities
Settlement of financial instruments	0.8	4.3	2.7
Net purchase of own shares	(7.0)	(2.7)	(2.7)
Dividends paid	(22.7)	—	—
Interest paid	(0.2)	(0.3)	(0.6)
Cash flows from financing activities	(29.1)	1.3	(0.6)

Net (decrease) increase in cash and cash equivalents	(23.5)	14.3	20.6
Cash and cash equivalents at the start of the period	120.6	100.0	100.0
Cash and cash equivalents at the end of the period	97.1	114.3	120.6

1 Basis of preparation and accounting policies

General information

A copy of the Carphone Warehouse Group plc annual report for the year ended 31 March 2011 (“Annual Report”) can be found on the Group's website www.cpwplc.com and a copy has been delivered to the Registrar of Companies. The report of the Group's auditors was unqualified, did not draw attention to any matters by way of emphasis and did not contain a statement under section 498(2) or (3) of the Companies Act 2006. The information included in this document for the year ended 31 March 2011 does not constitute statutory accounts as defined in section 434 of the Companies Act 2006. The financial statements for the 6 months ended 30 September 2011 and the 6 months ended 30 September 2010 have not been subject to audit or review by the Group's auditors.

Basis of preparation

The financial statements of the Group are prepared in accordance with IFRS. The condensed financial statements included in this half year report have been prepared in accordance with IAS 34 'Interim Financial Reporting'.

Going concern

The Group's future cash forecasts and revenue projections, which are considered to be based on prudent assumptions, indicate that the Group will be able to operate within the level of its current cash resources and as such the directors believe that it is appropriate to continue to prepare the financial statements of the Group on a going concern basis.

Accounting policies

These interim condensed financial statements have been prepared using accounting policies and methods of computation consistent with those set out on pages 50 to 54 of the Annual Report, along with the definitions that are set out on page 80 of the same document.

2 Segmental reporting

Segmental results are analysed as follows:

6 months ended 30 September 2011	Best Buy Europe (see note 6)	Virgin Mobile France (see note 6)	Investment properties and central functions	Total
	£m	£m	£m	£m
Revenue	—	—	2.8	2.8
Headline EBIT before share of results of joint ventures	—	—	(0.2)	(0.2)
Share of Headline results of joint ventures (post-tax)	3.1	2.0	—	5.1
Headline EBIT	3.1	2.0	(0.2)	4.9
Share of amortisation of joint venture acquisition intangibles (post-tax)	—	(0.9)	—	(0.9)
Statutory EBIT (segment results)	3.1	1.1	(0.2)	4.0

6 months ended 30 September 2010	Best Buy Europe (see note 6)	Virgin Mobile France (see note 6)	Investment properties and central functions	Total
	£m	£m	£m	£m
Revenue	—	—	2.8	2.8
Headline EBIT before share of results of joint ventures	—	—	(1.3)	(1.3)
Share of Headline results of joint ventures (post-tax)	18.8	6.5	—	25.3
Headline EBIT	18.8	6.5	(1.3)	24.0
Share of amortisation of joint venture acquisition intangibles (post-tax)	—	(1.5)	—	(1.5)
Statutory EBIT (segment results)	18.8	5.0	(1.3)	22.5

Year ended 31 March 2011	Best Buy Europe (see note 6)	Virgin Mobile France (see note 6)	Investment properties and central functions	Total
	£m	£m	£m	£m
Revenue	—	—	5.6	5.6
Headline EBIT before share of results of joint ventures	—	—	(3.1)	(3.1)
Share of Headline results of joint ventures (post-tax)	60.4	8.2	—	68.6
Headline EBIT	60.4	8.2	(3.1)	65.5
Share of amortisation of joint venture acquisition intangibles (post-tax)	—	(2.2)	—	(2.2)
Statutory EBIT (segment results)	60.4	6.0	(3.1)	63.3

3 Equity dividends

The proposed interim dividend for the year ending 31 March 2012 is 1.75p per share at an expected cost of £7.9m. No interim dividend was paid for the year ended 31 March 2011.

The final dividend for the year ended 31 March 2011 of 5.0p per share was paid on 5 August 2011 at a cost of £22.7m.

4 Reconciliation of Headline results to statutory results

6 months ended 30 September 2011	Profit before interest, investment income and taxation	Profit before taxation	Net profit for the period
	£m	£m	£m
Headline results	4.9	6.2	5.5
Share of amortisation of joint venture acquisition intangibles (post-tax) (see note 6)	(0.9)	(0.9)	(0.9)
Statutory results	4.0	5.3	4.6

6 months ended 30 September 2010	Profit before interest, investment income and taxation	Profit before taxation	Net profit for the period
	£m	£m	£m
Headline results	24.0	25.2	24.9
Share of amortisation of joint venture acquisition intangibles (post-tax) (see note 6)	(1.5)	(1.5)	(1.5)
Statutory results	22.5	23.7	23.4

Year ended 31 March 2011	Profit before interest, investment income and taxation	Profit before taxation	Net profit for the year
	£m	£m	£m
Headline results	65.5	69.4	67.8
Share of amortisation of joint venture acquisition intangibles (post-tax) (see note 6)	(2.2)	(2.2)	(2.2)
Statutory results	63.3	67.2	65.6

Headline results are shown before amortisation of acquisition intangibles. Headline information is provided because the directors consider that it provides assistance in understanding underlying performance.

5 Earnings per share

	6 months ended 30 September 2011	6 months ended 30 September 2010	Year ended 31 March 2011
Headline earnings (£m)	5.5	24.9	67.8
Statutory earnings (£m)	4.6	23.4	65.6

Weighted average number of shares (millions)
Average shares in issue	457.1	457.1	457.1
Less average holding by Group ESOT	(3.1)	(5.5)	(4.4)
For basic earnings per share	454.0	451.6	452.7
Dilutive effect of share options	4.2	6.1	5.7
Dilutive effect of value enhancement schemes	22.9	6.2	12.7
For diluted earnings per share	481.1	463.9	471.1

Basic earnings per share
Headline	1.2p	5.5p	15.0p
Statutory	1.0p	5.2p	14.5p

Diluted earnings per share
Headline	1.1p	5.4p	14.4p
Statutory	1.0p	5.0p	13.9p

The Best Buy Europe VES was introduced in March 2010 to provide incentives to the Group's senior management. The scheme enables participants to share in any increase in the value of Best Buy Europe above a defined minimum annual rate of return. The scheme has an initial performance period to July 2013 and a subsequent performance period to July 2014. It is expected that the scheme will be settled using the Company's shares.

Best Buy Europe also introduced a VES in the year ended 31 March 2010. The Group's obligations in relation to this scheme are also expected to be met using the Company's shares.

The ultimate dilutive effect of these schemes cannot yet be determined, as they are both based on future performance. The potential effect of the schemes has therefore been assessed by calculating the dilution that would have occurred had they vested during the period, taking an average of the results that would have occurred on each day. On the basis of these calculations, for the 6 months ended 30 September 2011, the schemes reach the cap applied by the Company's Remuneration Committee of 5% of total shares in issue at the vesting date.

6 Interests in joint ventures

Interests in joint ventures are as follows:

Business	Principal activities	September 30 2011	September 30 2010	31 March 2011
Best Buy Europe	Retail, distribution, insurance, MVNO	50.0%	50.0%	50.0%
Virgin Mobile France	MVNO	47.1%	47.1%	47.1%

a)	Group balance sheet interests

The Group's interests in joint ventures are analysed as follows:

30 September 2011	Net assets (liabilities)	Goodwill	Loans	Total
	£m	£m	£m	£m
Opening balance	453.6	102.9	35.7	592.2
Share of results	4.2	—	—	4.2
Loans repaid (net)	—	—	(7.4)	(7.4)
Share of other reserve movements	0.5	—	—	0.5
Foreign exchange	(6.6)	—	(0.8)	(7.4)
Closing balance	451.7	102.9	27.5	582.1
Best Buy Europe	465.4	102.9	—	568.3
Virgin Mobile France	(13.7)	—	27.5	13.8
Closing balance	451.7	102.9	27.5	582.1

30 September 2010	Net assets (liabilities)	Goodwill	Loans	Total
	£m	£m	£m	£m
Opening balance	384.7	106.3	50.8	541.8
Share of results	23.8	—	—	23.8
Loans repaid (net)	—	—	(11.0)	(11.0)
Foreign exchange	(0.4)	(3.4)	(1.3)	(5.1)
Closing balance	408.1	102.9	38.5	549.5
Best Buy Europe	424.0	102.9	—	526.9
Virgin Mobile France	(15.9)	—	38.5	22.6
Closing balance	408.1	102.9	38.5	549.5

31 March 2011	Net assets (liabilities)	Goodwill	Loans	Total
	£m	£m	£m	£m
Opening balance	384.7	106.3	50.8	541.8
Share of results	66.4	—	—	66.4
Loans repaid (net)	—	—	(14.6)	(14.6)
Share of other reserve movements	1.5	—	—	1.5
Foreign exchange	1.0	(3.4)	(0.5)	(2.9)
Closing balance	453.6	102.9	35.7	592.2
Best Buy Europe	468.9	102.9	—	571.8
Virgin Mobile France	(15.3)	—	35.7	20.4
Closing balance	453.6	102.9	35.7	592.2

At the start of the period, Best Buy Europe had a £350m receivables financing arrangement provided by a number of banks. This facility was supplemented by a revolving credit facility of £125m provided equally by the Company and Best Buy, and letters of support through which both companies were committed to providing further funding to a maximum of £50m each.

In July 2011, Best Buy Europe secured a new £400m revolving credit facility from its core bank group. This facility matures in July 2015. Following this refinancing, the receivables financing arrangement, the shareholder revolving credit facility and the letters of support were cancelled.

Loans are provided to Virgin Mobile France under a shareholder agreement; funding requirements are agreed between the shareholders on a regular basis and are provided in proportion to each party's shareholding.

b)	Analysis of profits and losses

The Group's share of the results of its joint ventures is as follows:

Best Buy Europe	6 months ended 30 September 2011	6 months ended 30 September 2010	Year ended 31 March 2011
	£m	£m	£m
Revenue	1,586.5	1,668.2	3,572.0
Headline EBITDA *	63.9	101.6	257.4
Depreciation and amortisation	(45.6)	(43.5)	(87.1)
Headline EBIT	18.3	58.1	170.3
Net interest expense	(10.0)	(6.9)	(15.2)
Taxation	(2.1)	(13.5)	(34.3)
Profit after taxation	6.2	37.7	120.8

Group share of profit after taxation	3.1	18.8	60.4

* Headline EBITDA includes the unwinding of discounts for the time value of money on network commissions receivable over the life of the customer. This unwind has a value of £4.5m in the 6 months ended 30 September 2011 (September 2010: £6.0m; March 2011: £10.0m) and is treated as interest income in the joint venture's statutory results.

Virgin Mobile France	6 months ended 30 September 2011	6 months ended 30 September 2010	Year ended 31 March 2011
	£m	£m	£m
Revenue *	193.0	158.1	328.4
Headline EBITDA	9.8	21.7	24.3
Depreciation and amortisation	(1.8)	(1.8)	(3.7)
Headline EBIT	8.0	19.9	20.6
Net interest expense	(1.5)	(1.4)	(2.9)
Taxation on Headline results	(2.2)	(5.2)	(0.7)
Headline profit after taxation	4.3	13.3	17.0

Group share of Headline profit after taxation before change in share ownership	2.0	6.3	8.0
Gain on reduction of % share ownership	—	0.2	0.2
Group share of Headline profit after taxation	2.0	6.5	8.2
Group share of amortisation of acquisition intangibles (post-tax)	(0.9)	(1.5)	(2.2)
Group share of profit after taxation	1.1	5.0	6.0

* Revenue excludes contributions towards subscriber acquisition costs from network operators and customers, as the directors consider that this provides a better representation of underlying performance. These items, which had a value of £29.9m in the 6 months ended 30 September 2011 (September 2010: £15.9m; March 2011: £55.1m) are netted off against acquisition costs within EBITDA. Reported revenue on a statutory basis for the 6 months ended 30 September 2011 is £222.9m (September 2010: £174.0m; March 2011: £383.5m).

Total Group share	6 months ended 30 September 2011	6 months ended 30 September 2010	Year ended 31 March 2011
	£m	£m	£m
Headline	5.1	25.3	68.6
Statutory	4.2	23.8	66.4

c) Analysis of assets and liabilities

The Group's share of the assets and liabilities of its joint ventures is as follows:

Best Buy Europe	30 September 2011	30 September 2010	31 March 2011
	£m	£m	£m
Non-current assets	618.9	617.2	661.7
Cash and overdrafts (net)	101.6	107.2	146.8
Other borrowings	(101.6)	(86.0)	(15.1)
Other assets and liabilities (net)	312.0	209.7	144.5
Net assets	930.9	848.1	937.9

Group share of net assets	465.4	424.0	468.9

Virgin Mobile France	30 September 2011	30 September 2010	31 March 2011
	£m	£m	£m
Non-current assets	92.6	91.8	95.1
Cash and overdrafts (net)	4.9	28.6	10.7
Loans from the Group	(27.5)	(38.5)	(35.7)
Other borrowings	(29.7)	(41.6)	(38.6)
Other assets and liabilities (net)	(69.3)	(74.0)	(64.0)
Net liabilities	(29.0)	(33.7)	(32.5)

Group share of net liabilities	(13.7)	(15.9)	(15.3)

Total Group share	30 September 2011	30 September 2010	31 March 2011
	£m	£m	£m
Total Group share of net assets of joint ventures	451.7	408.1	453.6

7 Analysis of changes in Group funding

	At 1 April 2011	Cash flows	At 30 September 2011
	£m	£m	£m
Cash and cash equivalents	120.6	(23.5)	97.1

	At 1 April 2010	Cash flows	At 30 September 2010
	£m	£m	£m
Cash and cash equivalents	100.0	14.3	114.3

	At 1 April 2010	Cash flows	At 31 March 2011
	£m	£m	£m
Cash and cash equivalents	100.0	20.6	120.6

At the start of the period, the Group had available a committed revolving credit facility of £50m.

This facility was undrawn throughout the period and was cancelled following the refinancing of Best Buy Europe (see note 6a).

8 Related party transactions

During the period, the Group had the following disclosable transactions and balances with its joint ventures and other related parties:

	6 months ended 30 September 2011		6 months ended 30 September 2010		Year ended 31 March 2011

	Best Buy Europe	Virgin Mobile France	Best Buy Europe	Virgin Mobile France	Best Buy Europe	Virgin Mobile France
	£m	£m	£m	£m	£m	£m
Revenue for services provided	1.6	—	1.6	—	3.1	—
Net interest and other finance income	0.3	0.7	0.5	0.7	1.0	1.6
Loans owed to the Group	—	27.5	—	38.5	—	35.7
Other amounts owed by the Group	(0.2)	—	(1.2)	—	(1.2)	—
Other amounts owed to the Group	0.1	0.1	2.4	—	0.2	0.1

Revenue for services provided relates to investment property rental income.

9 Risks and uncertainties

The Group is subject to a number of risks and uncertainties which could have a material effect on its results. The Group's principal risks, and the factors which mitigate them, are set out in the Annual Report on pages 20, 25 and 27. These risks remain consistent in the current period, and are summarised as follows:

Best Buy Europe

•	Uncertain consumer environment

•	Dependence on key suppliers and customers

•	Threat of competition

•	Regulatory issues

•	Reliance on information technology

•	Foreign exchange fluctuations

Virgin Mobile France

•	Uncertain consumer environment

•	Dependence on key suppliers

•	Threat of competition

•	Reliance on information technology

Overall Group

•	Principal investments are not controlled and the Group is therefore reliant on alignment with joint venture partners

10 Post balance sheet events

Subject to shareholder approval and the consent of the bank group that provides Best Buy Europe's revolving credit facility, the Group intends to dispose of its interests, through Best Buy Europe, in Best Buy Mobile US and Canada. As a result of this transaction, the Group will receive a dividend of £813m, which is not expected to be subject to corporation tax, and it is the Group's intention to return as much of this income as possible to shareholders as a one-off distribution. The Group will also receive consultancy fees of £5m per annum over the next 5 years. The completion of this transaction is expected to result in the accelerated vesting of certain employee incentive schemes. Full details of this will be provided in the circular to shareholders in relation to the transaction.

Additionally, subject to employee consultation, Best Buy Europe intends to close the Best Buy UK business and instead to focus further on the development of its Connected World proposition through its CPW Europe stores and online channels. It is anticipated that Best Buy UK will incur further operating losses of approximately £25m-£30m in the period up to closure and that cash costs of closure will be in the range of £65m-£75m post-tax. These costs comprise lease exit costs, employee redeployment or redundancy, stock disposal and contract termination costs. We also expect non-cash asset write downs of approximately £40m-£45m as a result of closure.

11 Statement of directors' responsibilities

The unaudited interim condensed financial statements for the 6 months ended 30 September 2011 have been prepared in accordance with IAS 34 'Interim Financial Reporting', as adopted by the European Union and the Disclosure and Transparency Directive Rules (“DTR”). The interim management report herein includes a fair review of the important events during the first 6 months and description of principal risks and uncertainties for the remainder of the financial period, as required by DTR 4.2.7, and a fair review of disclosure of related party transactions and changes therein, as required by DTR 4.2.8.

The directors of Carphone Warehouse Group plc are listed in the Annual Report on pages 30 to 31 and on the Group's website www.cpwplc.com.

By order of the Board

Nigel Langstaff
Chief Financial Officer
6 November 2011